EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. James A. Fitch, Jr.
Telephone:  (941) 962-6700

ROYAL FINANCIAL TO REVIEW SALE OF THE COMPANY
AS A POSSIBLE STRATEGIC ALTERNATIVE;
APPOINTS JAMES A. FITCH, JR. AS CHAIRMAN AND
LEONARD SZWAJKOWSKI AS CEO, PRESIDENT AND DIRECTOR

Chicago, IL, October 5, 2007 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that its Board of Directors has decided to examine all options to maximize stockholder value, including but not limited to, a sale of the Company.  The Board will conduct this examination while it simultaneously completes the previously-announced pending investigation of certain alleged irregularities in connection with its stock conversion and initial public offering in 2005.  This may affect the timing of any decision by the Board whether to sell the company, and the Board will evaluate any sale proposal against other strategic options to ensure that it acts in the best interests of the Company and its stockholders.  There is no assurance, however, that a sale transaction will be announced or consummated since the Company cannot predict whether the terms of any sale proposal would be in the best interests of the Company and its stockholders.

The Company also announced today that the Board has appointed James A. Fitch, Jr., currently a director of the Company and the Bank, as Chairman of both entities.  Mr. Fitch will succeed Alan W. Bird, who served as Chairman of the Bank since 1991, and of the Company since its inception.  Mr. Bird remains a director of the Company and the Bank.

The Company previously announced the appointment of Leonard Szwajkowski as Chief Executive Officer and President of the Company and the Bank to replace Donald A. Moll, who resigned from all positions with the Company and the Bank.  Mr. Szwajkowski continues to serve as interim Chief Financial Officer until a permanent replacement for that position can be identified.  Also, effective October 4, 2007, Mr. Szwajkowski was appointed to the Board of Directors of the Company and the Bank to fill the vacancy created by Mr. Moll’s resignation.  He will serve as a Class III director, and has been nominated for re-election at this year’s annual stockholders meeting along with current director, John T. Dempsey.  The annual meeting is scheduled to be held on October 31, 2007.

The Company believes that these changes to the Board will facilitate the actions noted above to maximize shareholder value.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; the Company’s ability to pursue a sale of the Company, if at all, or the ultimate value to be recognized in the event of a sale; the ultimate outcome or the conclusions of the pending investigation; higher than expected operational costs including professional fees and expenses incurred in connection with the investigation; the effect of the investigation or the costs incurred in connection therewith on the Company’s financial condition or results of operations; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.